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                                                                   EXHIBIT 3.1.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                     DARWIN PROFESSIONAL UNDERWRITERS, INC.

      Darwin Professional Underwriters, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      FIRST: That at a meeting of the Board of Directors of the Corporation, the Board of Directors duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of said Corporation:

            RESOLVED, that in the judgment of the Board of Directors of this Corporation and pursuant to the authority granted by Article TENTH of the Corporation's Certificate of Incorporation, it is deemed advisable that, in order to increase the Corporation's authorized shares and provide for the issuance of additional series of preferred shares, and subject to approval by the holders of the issued and outstanding shares of the common stock of the Corporation and by the holders of the issued and outstanding shares of Series A Preferred Stock of the Corporation, Article FOURTH of the Corporation's Certificate of Incorporation be amended so that, as amended, it shall read in its entirety as follows:

            "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 3,000,000 shares, of which 2,000,000 shares shall be common stock, par value $0.10 per share, and 1,000,000 shares shall be preferred stock, par value $0.10 per share, of which 400,000 shares have been designated as Series A Preferred Stock. Each share of common stock shall represent one vote at all annual and special meetings of stockholders of the Corporation. The Board of Directors is hereby expressly authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance in one or more series of the shares of preferred stock, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

                  (a) the number of shares constituting that series and the distinctive designation of that series;

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                  (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  (h) any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions, of such series.

            Dividends on outstanding shares of preferred stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

            If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of preferred stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

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      SECOND: That at a meeting of the Board of Directors of the Corporation, the Board of Directors duly adopted resolutions proposing and declaring advisable the following amendment and restatement of the Certificate of Designations of the Series A Preferred Stock:

            RESOLVED, that in the judgment of the Board of Directors of this Corporation and pursuant to the authority granted by Article TENTH of the Corporation's Certificate of Incorporation, it is deemed advisable that, subject to approval by the holders of the issued and outstanding shares of the common stock of the Corporation and by the holders of the issued and outstanding shares of Series A Preferred Stock of the Corporation, the Certificate of Designations of the Series A Preferred Stock of the Corporation be amended so that, as amended, it shall read in its entirety as follows:

                  1. Designation. The shares of such series of Preferred Stock shall be designated "Series A Preferred Stock" (referred to herein as "Series A Stock"). The number of shares constituting the Series A Stock shall be 400,000.

                  2. Dividend Rights. Notwithstanding anything to the contrary in Article FOURTH of the Certificate of Incorporation, dividends shall not accrue on shares of Series A Stock.

                  3. Liquidation.

                        (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the shares of Series A Stock shall be entitled, before any distribution or payment is made upon any shares of common stock of the Corporation (referred to herein as "Common Stock") or any other shares of equity securities as the Board may designate from time to time that are not designated pari passu or senior to the Series A Stock upon a Liquidation (collectively, the "Junior Securities"), to be paid an amount equal to $20 per share of Series A Stock (the "Liquidation Preference"). If, upon Liquidation, the assets to be distributed among the holders of Series A Stock and the holders of any series of stock which ranks pari passu to the Series A Stock upon Liquidation shall be insufficient to permit payment in full to the holders of Series A Stock and the holders of any series of stock which ranks pari passu to the Series A Stock upon Liquidation of their respective liquidation preferences, then the entire assets of the Corporation shall be distributed to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

                        (b) Remaining Assets. Upon Liquidation, after the holders of Series A Stock and the holders of any series of stock which ranks pari passu to the Series A Stock upon Liquidation shall have been paid in full their respective

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      liquidation preferences, the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Junior Securities then outstanding.

                        (c) Fractional Shares. The Liquidation Preference with respect to each outstanding fractional share of Series A Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Series A Stock.

                        (d) Change of Control. The holders of the outstanding shares of Series A Stock may elect to deem any of (i) a consolidation or merger of the Corporation resulting in the failure of Alleghany Corporation (together with its affiliates and subsidiaries, "Alleghany") to own, directly or indirectly, at least 51% of the outstanding shares of Common Stock of the Corporation, (ii) a sale of shares of Common Stock of the Corporation resulting in Alleghany's failure to own, directly or indirectly, at least 51% of the outstanding shares of Common Stock of the Corporation, (iii) a sale of all or substantially all of the assets of the Corporation and any subsidiaries of the Corporation existing at the time of such sale, or (iv) an initial public offering of shares of Common Stock of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, in connection with which the Common Stock of the Corporation becomes listed on a U.S. national securities exchange or traded on the Nasdaq National Market System, as a Liquidation for the purposes of this Section 3.

                  4.    Redemption.

                        (a) Redemption Procedure. At any time or from time to time, the Corporation may, at the option of the Board, redeem all or a portion of the outstanding shares of Series A Stock (a "Redemption" and, any such date, a "Redemption Date") at $20 per share (the "Redemption Price"), with no redemption premium. In the event that less than all outstanding shares of Series A Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board. Notice of any Redemption, specifying the time and place of such Redemption, shall be mailed to each holder of record of the shares of Series A Stock to be redeemed, at his or her address of record, not less than 10 days prior to the Redemption Date. If less than all the shares owned by such stockholder are then to be redeemed, the notice shall also specify the number of shares thereof which are to be redeemed and the numbers of the certificates representing such shares.

                        (b) Effect of Redemption.

                        (i) Unless the Corporation defaults in the payment in
            full of the Redemption Price, all rights of the holders of such shares as stockholders of the Corporation by reason of the ownership of such shares

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            shall cease on the Redemption Date, except the right to receive the amount payable upon Redemption of such shares, on presentation and surrender of the respective certificates representing such shares, and such shares shall not, after the Redemption Date, be deemed to be outstanding for any purpose whatsoever (notwithstanding that any certificates representing shares called for Redemption have not been surrendered for cancellation). In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof.

                        (ii) Any shares of Series A Stock which shall at any
            time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, and effective upon the taking of any action required by law, have the status of authorized but unissued shares of Preferred Stock.

            5. Voting Rights. In addition to any voting rights provided by law, the holders of shares of Series A Stock shall have the following voting rights: except as otherwise required by applicable law, each share of Series A Stock shall entitle the holder thereof to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters voted on by holders of Common Stock, voting together as a single class with the holders of the Common Stock and with holders of all other shares entitled to vote thereon. With respect to any such vote, each share of Series A Stock will be entitled to one vote.

      THIRD: That in lieu of a meeting and vote of stockholders, the holders of the issued and outstanding shares of the Corporation's Common Stock and the holders of the issued and outstanding shares of the Corporation's Series A Stock have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and said written consents were filed with the Corporation.

      FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

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      IN WITNESS WHEREOF, Darwin Professional Underwriters, Inc. has caused this certificate to be signed by Stephen J. Sills, its President and Chief Executive Officer, and attested by Christopher K. Dalrymple, its Secretary, this 30th day of November, 2005.

                                DARWIN PROFESSIONAL UNDERWRITERS, INC.

                                By: /s/ Stephen J. Sills
                                    --------------------------------------------
                                    Stephen J. Sills
                                    President and Chief Executive Officer

ATTEST:

/s/ Christopher K. Dalrymple
-------------------------------
Christopher K. Dalrymple
Secretary

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